Exhibit 99.7

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Business Review Day

Investment Properties

Greg Vorwaller

President

March 23, 2005

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2004 Total Americas Revenue Percentages

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Overview

Investment Properties advises investors and owners in the sale and acquisition of income producing properties

Property Sectors covered:

•                  Office

•                  Industrial

•                  Retail

•                  Multi-Housing

•                  Hotels

•                  Other growing niches, including Student Housing and Senior Housing

Services Include:

•                  Investment Valuations

•                  Investment Strategy Development

•                  Investment Brokerage

•                  Property & Portfolio Recapitalization

Organization

Organized by geography and client segments, globally

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Global Investment Properties Leadership

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Greg Vorwaller President Global Coordinator

Asia Pacific Sydney, Australia	Americas Chicago, USA		Europe, Middle East & Africa London, UK

Hotels Chicago, IL	Institutional Group Washington, DC	Western Division/PCG San Diego, CA	Eastern Division Dallas, TX

Statistics

•                  A global business

•                  600 sales professionals worldwide

•                  350 in the US

•                  $60 Billion traded in 2004, $28 Billion in the US

•                  Ranked #1 for five years in the US for “Sales Over $5mm”

•                  Grew US sales by 65% compared with 50% for market

Source: Real Capital Analytics

Relative Share (US)

Market Share Analysis	2001	2002	2003	2004	3 Yr CAGR
CBRE	9.6%	9.3%	14.1%	15.6%	56.1%
Competitor #1	6.1%	7.2%	4.9%	8.9%	51.2%
Competitor #2	4.3%	7.0%	7.0%	6.2%	49.8%
Overall Market	—	—	—	—	33.0%

Source: Real Capital Analytics

Statistics – US Market Activity

Transaction Value

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Revenue

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Key Business Drivers

•                  Demographically driven investor demand for income and value stability

•                  Permanent and increased role for real estate in institutional allocation models

•                  Globalization of capital flows

•                  Consolidation of service providers

•                  Aggregation of highly fragmented Private Client Market

2005 Strategic Priorities

•                  Continue to focus on institutional and private client segments – stay narrow and deep

•                  Acquire, retain and train talent with focus on key growth areas, e.g. Hotels

•                  Invest in enabling IT platforms to enhance client relationship management initiatives and improve overall execution efficiency and effectiveness

•                  Expand the integrated service linkage between L. J. Melody & Co. and the global platform

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